Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132405 and No. 333-138917) of Averion International Corp. (the “Company”) of our report dated March 28, 2008, relating to the consolidated financial statements as of and for the years ended December 31, 2007 and 2006, which appear in this Form 10-KSB.

/s/ Schneider Downs & Co., Inc.

Columbus, Ohio

March 28, 2008